Exhibit 23.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Prospectus included in this Registration Statement on Form S-1 of DarkPulse, Inc. (the “Company”) of our report dated April 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of DarkPulse, Inc. for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

June 3, 2022